United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

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Hannon Armstrong Sustainable Infrastructure

Capital, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2017

To the Stockholders of Hannon Armstrong Sustainable Infrastructure Capital, Inc.:

The 2017 annual meeting of stockholders (the “Annual Meeting”) of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), will be held at the Westin (Annapolis) Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on June 1, 2017, at 9:30 am, Eastern Time, to consider and vote on the following matters:

(1)	The election of seven directors to serve on the Company’s board of directors until the Company’s 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

(3)	A non-binding advisory vote on our executive compensation;

(4)	A non-binding advisory vote on the frequency of holding an advisory vote on executive compensation, and

(5)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 6, 2017 (the “Record Date”). The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the Annual Meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote (1) FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify, (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (3) FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement and (4) FOR the option of “One” year as the frequency for future advisory votes on compensation of our Named Executive Officers.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President and Chief Executive Officer

Annapolis, Maryland

April 10, 2017

Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held June 1, 2017. The proxy statement and our 2016 Annual Report on Form 10-K are available at: http://investors.hannonarmstrong.com

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2017

This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at the Company’s 2017 annual meeting of stockholders (the “Annual Meeting”) to be held at the Westin (Annapolis) Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on June 1, 2017, at 9:30 am, Eastern Time, or at any postponements or adjournments thereof.

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, (the “Notice”) to our stockholders of record as of April 6, 2017. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and reduces the environmental impact of the Annual Meeting. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, the Notice was sent directly to you and you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a brokerage firm, bank, broker-dealer or other intermediary, the Notice was forwarded to you by such intermediary and you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our secretary at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Boulevard, Suite 370, Annapolis, MD 21401, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted (1) FOR the election of the nominees named in this proxy statement as directors, to serve on our board of directors until our 2018 annual meeting of stockholders and until their successors are duly elected and qualify, (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (3) FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement and (4) FOR the option of “One” year as the frequency for future advisory votes on compensation of our Named Executive Officers. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This proxy statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being made available to stockholders on or about April 10, 2017.

ANNUAL REPORT

This proxy statement is accompanied by our Annual Report on Form 10-K as supplemented by the Form 10-K/A (excluding exhibits) for the year ended December 31, 2016, collectively, the “Form 10-K”.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on April 6, 2017 (the “Record Date”) with respect to (i) the election of seven directors to serve on our board of directors until our 2018 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) a non-binding advisory vote on the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement, (iv) a non-binding advisory vote on the frequency of holding an advisory vote on executive compensation and (v) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which such nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of directors, the non-binding advisory vote on our executive compensation, or the non-binding advisory vote on the frequency of holding an advisory vote on executive compensation your shares will not be voted on these items, and a broker non-vote will occur. Broker non-votes and abstentions will have no effect on the voting results for any of the proposals.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes:

•	for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting,

•	for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal,

•	for the approval of the non-binding advisory resolution to approve the compensation of the Named Executive Officers, a majority of all the votes cast on the proposal and

•	for the non-binding vote on the frequency of holding an advisory vote on executive compensation, every one, two or three years, a majority of the votes cast on the proposal. In the event that no option receives a majority of the votes cast on the proposal, we will consider the option that receives the most votes to be the option selected by stockholders.

The votes on compensation and the frequency of holding an advisory vote on executive compensation are advisory and not binding on our board of directors. However, our board of directors and the Compensation Committee value all stockholder feedback and will consider the outcome of the votes in reviewing executive compensation and deciding on the frequency of future advisory votes to approve executive compensation.

The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of April 7, 2017, we had issued and outstanding 51,745,332 shares of Common Stock (which includes 1,551,243 shares of unvested restricted common stock).

1. ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of seven directors: Jeffrey W. Eckel, Rebecca A. Blalock, Teresa M. Brenner, Mark J. Cirilli, Charles M. O’Neil, Richard J. Osborne and Steven G. Osgood. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board of directors as a whole. The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance and Social and Environmental Responsibility—Identification of Director Candidates” in this proxy statement. The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Information Regarding the Nominees for Election as Directors.”

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), each of our current directors, Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner have been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner as directors, unless otherwise instructed. If the candidacy of Messrs. Eckel, Cirilli, O’Neil, Osborne, or Osgood and Mses. Blalock and Brenner should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Eckel, Cirilli, O’Neil, Osborne, or Osgood and Mses. Blalock and Brenner will be unable or unwilling to serve as a director.

Information Regarding the Nominees for Election as Directors

The following information is furnished as of April 7, 2017 regarding the nominees for re-election as directors.

Jeffrey W. Eckel, 58, has served as chairman of our board of directors since 2013 and has served as our president and chief executive officer since 2013. He was president and chief executive officer since 2000, and prior to that from 1985 to 1989 a senior vice president, of Hannon Armstrong Capital, LLC, the entity that operated our historical business prior to the consummation of our April 2013 initial public offering (our “IPO”) and which we refer to as our “Predecessor.” He previously held senior executive positions such as chief executive officer of EnergyWorks, LLC and Wärtsilä Power Development. Mr. Eckel is a member of the board of directors of the Alliance To Save Energy and is a member of the President’s Council of Ceres, Inc., the Cornell University Program in Infrastructure Policy advisory board and a member of the Johns Hopkins Environmental, Energy, Sustainability and Health Institute advisory council. He was appointed by the governor of Maryland to the board of the Maryland Clean Energy Center in 2011 where he served until 2016 while also serving as its chairman from 2012 to 2014. He was also a member of the board of directors of HA EnergySource Holdings LLC (“HA EnergySource”) from 2012 to 2016. Mr. Eckel has over 30 years of experience in financing, owning and operating infrastructure and energy assets. Mr. Eckel received a Bachelor of Arts degree from Miami

University in 1980 and a Master of Public Administration degree from Syracuse University, Maxwell School of Citizenship and Public Affairs, in 1981. He holds Series 24, 63 and 79 securities licenses. We believe Mr. Eckel’s extensive experience in managing companies operating in the energy sector and expertise in energy investments makes him qualified to serve as our president and chief executive officer and as chairman of our board of directors.

Rebecca A. Blalock, 61, has served as one of our independent directors since March 15, 2017. Ms. Blalock has been a partner at Advisory Capital LLC, which provides strategic consulting in the areas of energy and information technology since 2011. Previously, Ms. Blalock served in a variety of roles for over 30 years at Southern Company and its subsidiaries, most recently as its Senior Vice President and Chief Information Officer from 2002 to 2011. Ms. Blalock currently serves on the Board of Directors of Aspen Aerogels, Inc., an energy efficiency technology company and the Electric Power Research Institute, a non-profit electric industry research institute. She also serves on the Advisory Boards of Catavolt, Gigabark and Sol America. Ms. Blalock is also a Trustee of the Woodruff Arts Foundation and serves on the Board of Councilors of The Carter Center. Ms. Blalock also served on the Board of Directors of the Atlanta Community Foundation from 2011 to 2016. Ms. Blalock holds a BBA in Marketing from the State University of West Georgia, an MBA in Finance from Mercer University and completed the Program for Management Development (PMD) at Harvard Business School. We believe that Ms. Blalock’s over 30 years of experience in the energy sector and information technology makes her qualified to serve as a member of our board of directors.

Teresa M. Brenner, 53, has served as one of our independent directors since April 2016. Ms. Brenner retired from Bank of America Corporation in 2012, where she had served in a variety of roles for approximately 20 years, including most recently as a Managing Director and Associate General Counsel. Ms. Brenner served on the Board of Directors of Residential Capital, LLC from March 2013 to December 2013, during its restructuring and through the confirmation of its bankruptcy proceeding. Ms. Brenner has also held a variety of philanthropic roles, having served as a trustee of Temple Israel from 2012 to 2014 and as a director for Right Moves for Youth from 2006 to 2013, including as its chairperson from 2010 to 2012. Ms. Brenner received a Bachelor of Arts degree from Alma College in 1984 and a Juris Doctorate from Wake Forest University School of Law in 1987. We believe Ms. Brenner’s extensive experience in corporate governance, law and finance makes her qualified to serve as a member of our board of directors.

Mark J. Cirilli, 45, has served as one of our independent directors since 2013 and served as a director of the Predecessor from 2007. Mr. Cirilli has been the managing director of MissionPoint Partners, LLC, an impact investment advisor and asset management firm he co-founded, since 2016. Additionally Mr. Cirilli has been a managing director of MissionPoint Capital Partners, LLC (“MissionPoint”), a private equity firm he co-founded that specializes in clean energy, since 2006. MissionPoint was the majority investor of the Predecessor from 2007 until the IPO. Mr. Cirilli serves on MissionPoint’s Investment Committee and is a member of the board of directors for RE Community Holdings, LP, MPH Energy Holdings LP, Just Greens LLC, and is a board observer for OptiRTC Holdings LLC, all of which are MissionPoint’s portfolio companies, Voltaix Inc. prior to its sale in September of 2013, Amonix, Inc. prior to resigning in August of 2013 and APX, Inc (formerly NYSE Blue, Inc) prior to its sale in August 2015. Additionally, Mr. Cirilli is on the investment advisory committee for Bigelow Tea and served on the board of directors of the state of Connecticut’s Clean Energy Finance and Investment Authority from September 2011 to April 2012 and the board of HA EnergySource from 2012 to 2016. Prior to forming MissionPoint, Mr. Cirilli served as chief investment officer of Marshall Street Management, LLC, a private investment firm, and was the founder and managing member of MSM Capital Partners, LLC, where he developed and executed the firm’s investment strategy in clean technology and environmental finance sectors. Mr. Cirilli also worked at Coopers & Lybrand’s Financial Advisory Services Group. Mr. Cirilli received a Bachelor of Arts degree in Accounting from Fordham University in 1994 and a Masters in Business Administration from Columbia University in 2002. We believe Mr. Cirilli’s extensive experience in investment management, corporate finance, accounting and business operations makes him qualified to serve as a member of our board of directors.

Charles M. O’Neil, 64, has served as one of our independent directors since 2013. Mr. O’Neil retired from ING Capital, LLC, at the end of 2015, where he served in a variety of executive and management roles for over 20 years, including as President, Chief Executive Officer and Chairmen of the Board of ING Capital, LLC and Head of Structured Finance, Americas, the largest operating unit of ING Capital. Prior to joining ING Capital, Mr. O’Neil worked at Swiss Bank Corporation, serving as executive director and regional head of Project Finance Americas. Mr. O’Neil received a Bachelor of Science degree in Finance from The Pennsylvania State University in 1974 and a Master in Business Administration degree in International Finance from Fordham University in 1978. We believe Mr. O’Neil’s experience of over 35 years in structured and project finance focusing on energy related projects makes him qualified to serve as a member of our board of directors.

Richard J. Osborne, 66, has served as one of our independent directors since 2013 and has served as our Lead Independent Director since April 2014. Mr. Osborne retired from Duke Energy Corporation in 2006, having served in a variety of executive roles including chief financial officer, chief risk officer, treasurer and group vice president for Public & Regulatory Affairs during his 31 years with the organization. Mr. Osborne also served as a director of Duke Energy Field Services, a joint venture between Duke Energy Corporation and ConocoPhillips, and as a director of TEPPCO Partners, LP, a master limited partnership managing mid-stream energy assets. He also chaired the Finance Divisions of the Southeastern Electric Exchange and Edison Electric Institute, and was a founding board member of the Committee of Chief Risk Officers. Subsequent to leaving Duke Energy, Mr. Osborne has executed consulting assignments for clients in, or serving, the energy industry. Mr. Osborne presently serves on the boards of Johnson C. Smith University, Charlotte Ballet and the Penland School of Crafts. Mr. Osborne received a Bachelor of Arts degree in History and Economics from Tufts University in 1973 and a Master of Business Administration from the University of North Carolina at Chapel Hill in 1975. We believe that Mr. Osborne’s over 35 years of experience in energy sector finance makes him qualified to serve as a member of our board of directors.

Steven G. Osgood, 60, has served as one of our independent directors since January 2015. Mr. Osgood has served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self-storage and single-tenant properties since 2008. Mr. Osgood is also a trustee for National Storage Affiliates Trust, a real estate investment trust (“REIT”) focused on the ownership of self-storage properties, since its public offering in April 2015. Mr. Osgood was a manager of All Stor Storage, LLC, a company that has been liquidated. From 2007 to 2008, Mr. Osgood served as chief financial officer of DuPont Fabros Technology, Inc., a Washington, DC based REIT that owns, operates and develops data center properties. From 2006 to 2007, he also previously served as chief financial officer of Global Signal, Inc., a Sarasota, Florida based REIT that was acquired by Crown Castle International Corp. in 2007. Prior to Global Signal, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now named CubeSmart), a Cleveland based self-storage REIT from the company’s initial public offering in 2004 to 2006. Mr. Osgood served as chief financial officer of the Amsdell Companies, the predecessor of U-Store-It, from 1993 until 2004. Mr. Osgood is a former Certified Public Accountant and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982. He graduated from Miami University with a Bachelor of Science degree in 1978 and graduated from the University of San Diego with a Masters in Business Administration in 1987. Mr. Osgood also serves on the National Board of the Alzheimer’s Association. We believe that Mr. Osgood’s REIT experience and over 20 years of experience in corporate finance make him qualified to serve as a member of our board of directors.

Our board of directors recommends a vote FOR the election of Messrs. Cirilli, Eckel, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Cirilli, Eckel, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority vote policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. The Nominating and Corporate Governance Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the committee’s consideration or board action regarding whether to accept such tendered resignation. The policy is more fully described below under the “Corporate Governance and Social and Environmental Responsibility—Corporate Governance Guidelines—Majority Vote Policy” section of this proxy statement.

In accordance with our Charter and Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

There is no familial relationship, as defined under the SEC regulations, among any of directors or executive officers. See “Corporate Governance and Social and Environmental Responsibility—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

Ernst & Young LLP has audited our consolidated financial statements since 2013 and previously audited the financial statements of the Predecessor for more than 20 years and has also provided certain tax and other services to us and to the Predecessor.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for 2016 and 2015.

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
	(in $000’s)
Audit Fees(1)	$1,777	$1,045
Audit-Related Fees(1)	59	240
Tax Fees(2)	120	120

Total	$1,956	$1,405

(1)	Audit Fees include fees and expenses related to the annual audit of the Company and its subsidiaries, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and for services associated with our public offerings, including review of the registration statement and related issuances of comfort letters and consents and other services related to SEC matters. For 2016, audit fees also include the costs related to the opinion that became required in 2016 on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. Audit-Related Fees include fees and expenses related to agreed upon procedures performed on certain of our securitization transactions.
(2)	Tax Fees include fees and expenses related to tax compliance and tax return preparation services.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the external auditors and evaluate the effect thereof on the independence of the external auditors. The chair of the committee is authorized to pre-approve any audit or non-audit service on behalf of the committee up to an amount of $50,000, with such decisions presented to the full committee at its next meeting.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

3. STOCKHOLDER ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enacted in July 2010 includes a provision, commonly referred to as “Say on Pay,” that entitles our stockholders to cast an advisory (non-binding) vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

We believe that our compensation policies and practices are strongly aligned with the long-term interests of our stockholders. Stockholders are urged to read the Executive Compensation section of this proxy statement, and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.

As described more fully in that discussion, our compensation programs are designed to achieve the following objectives:

•	aligning our management team’s interests with stockholders’ expectations;

•	motivating and rewarding our management team to grow our assets and earnings in a manner that is consistent with prudent risk-taking and based on sound corporate governance practices; and

•	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

One of the guiding principles underlying the Compensation Committee’s executive compensation philosophy is that compensation should encourage and reward strong financial and management performance. In furtherance of this philosophy, the Compensation Committee established the 2016 annual incentive plan with quantitative and qualitative performance goals. The quantitative goals were intended to focus the NEOs on the key financial metrics that impact the Company’s results and stockholder value, including Core Earnings (1), Originations and Credit Losses incurred. Depending on the employee, the qualitative goals included successful completion of the Company’s first audit of internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the achievement of certain goals in the finance plan and, for the Named Executive Officers other than the chief executive officer, a qualitative evaluation of overall performance of the Named Executive Officer. Set forth below is graphical illustration of our Core Earnings and Originations growth from 2015 to 2016:

(1)	Core Earnings is not a financial measure calculated in accordance with GAAP. A reconciliation of Core Earnings to GAAP net income is located on pages 72-74 of our Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.

We realized no Credit Losses in 2016. The Compensation Committee determined that the quantitative measures had been achieved for the successful completion of the audit of internal controls over financial reporting and for the finance plan. Based on this achievement and the results achieved against the targets for

Core Earnings, Originations and Credit Losses, as described above, the Compensation Committee awarded incentive compensation, which was paid in 2017, equal to approximately 93% of the incentive compensation targets. It was also determined that the Named Executive Officers had performed at expected levels on their individual performance measures, other than the chief executive officer who was not subject to an individual performance measure.

In addition, during 2016, we achieved the following milestones that we believe position us for future success:

•	Grew balance sheet to more than $1.7 billion, over 130 separate investments.

•	Increased quarterly dividend by 10% to $0.33 per share, for an annualized yield of 6.5% based on our closing stock price of $20.18 on April 7, 2017.

•	Achieved 67% fixed-rate debt, with target increased to 60% to 85% from 50% to 70%.

•	Completed the year with a debt to equity ratio of 1.7 to 1.

•	Maintained a diversified pipeline of over $2.5 billion.

Overall, these 2016 results provide us a solid foundation to achieve longer-term future success. Our compensation decisions for 2016 have taken into account the challenges faced and results achieved by our management team in 2016. See “Executive Compensation—Compensation, Discussion and Analysis” for additional details related to our compensation policies and practices and the achievement of our performance goals.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that our stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as described in the proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

Because your vote is advisory, it will not be binding upon us or our board of directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values your opinion and will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board of directors recommends a vote FOR approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

4. STOCKHOLDER ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides our stockholders with an opportunity to vote on a proposal, on an advisory (non-binding) basis, regarding how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as “3. Stockholder Advisory (Non-Binding) Vote On Executive Compensation” included on pages 10 and 11 of this proxy statement. By voting on this matter, stockholders may indicate whether they would prefer an advisory vote on executive compensation every one, two, or three years.

After careful consideration of this proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in our annual proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our stockholders may have different views as to what is the best approach for our Company and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, or every three years, or abstain from voting.

Our board of directors recommends a vote FOR the option of “One” year as the frequency for future advisory votes on compensation of our Named Executive Officers.

If a quorum is present, the option of every year, every two years, or every three years that receives a majority of the votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and not binding on us or our board of directors and our board of directors may decide that it is in the best interests of our stockholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of directors intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. For the period from January 1, 2016 through December 31, 2016, our board of directors held twelve meetings. All of our directors attended at the least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during this period (during the period that they served), either in person or telephonically. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board of Directors

Historically, our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. On March 15, 2017, our board of directors created a Finance and Risk Committee as a fourth standing committee.

Audit Committee

Steven Osgood (Chair), Charles O’Neil and Richard Osborne are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this proxy statement for a description of our directors’ respective backgrounds and experience), that Mr. Osborne and Mr. Osgood each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards.

The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

The Audit Committee met seven times during 2016. These meetings were designed, among other things, to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, and the staffing, performance, budget, responsibilities and qualifications of our internal audit function. The Audit Committee also has responsibility for reviewing our policies with respect to risk assessment and risk management, which responsibility is shared with the new Finance and Risk Committee. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our Annual Report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.

The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Compensation Committee

Mark Cirilli (Chair) and Charles O’Neil are the current members of the Compensation Committee. Rebecca Blalock will replace Mr. O’Neil as a member of the Compensation Committee effective May 15, 2017 and Steven Osgood will also join the committee at the same time. Our board of directors has determined that each of the members of the Compensation Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the Compensation Committee. The Compensation Committee, which met eight times during 2016, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.hannonarmstrong.com.

In 2015 and for a portion of 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), a compensation consulting firm, to provide analysis and recommendations regarding (1) base salaries, annual bonuses and long-term incentive compensation for our executive management team, and (2) the director compensation program for independent members of our board of directors. In September, 2016, the Compensation Committee replaced Cook & Co. with FTI Consulting, Inc. (“FTI”), as a result of a senior compensation consultant who had worked with the Compensation Committee leaving Cook & Co. and joining FTI. FTI reports directly to the Compensation Committee and has not performed and does not currently provide any other services to management or the Company. The Compensation Committee has determined that FTI is independent pursuant to the Compensation Committee charter.

Nominating and Corporate Governance Committee

Teresa Brenner (Chair) and Mark Cirilli are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met twelve times during 2016, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers and, if necessary, a lead independent director. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance and Social and Environmental Responsibility—Identification of Director Candidates” in this proxy statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. The committee also monitors our Company’s commitment to environmental sustainability. The Nominating and Corporate Governance Committee also had responsibility for reviewing the Company’s director and officer insurance plans, which responsibility was delegated to the new Finance and Risk Committee. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors.

The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Finance and Risk Committee

Charles O’Neil (Chair) and Rebecca Blalock are the current members of the Finance and Risk Committee which was established by the board of directors on March 15, 2017. Our board of directors has determined that all of the members of the Finance and Risk Committee are independent under the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Finance and Risk Committee. The Finance and Risk Committee has responsibility for the assessment, monitoring and oversight of matters relating to the Company’s financings. The Finance and Risk Committee also discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks.

The specific responsibilities of the Finance and Risk Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the fiscal year ended December 31, 2016:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

Representatives of Ernst & Young LLP were in attendance at the Audit Committee meetings on at least a quarterly basis. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their audit.

The Audit Committee also discussed with Ernst & Young LLP their independence from us. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2016 be included in our Annual Report on Form 10-K filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and is presenting this selection to our stockholders for ratification.

Steven G. Osgood

Charles O’Neil

Richard Osborne

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

A director who is also an employee of our Company is referred to as an executive director. Executive directors do not receive compensation for serving on our board of directors. We pay directors’ fees only to those directors who are independent under the NYSE listing standards. We have approved and implemented a compensation program for our independent directors that consists of annual cash retainer fee and long-term equity awards as described below. We also reimburse each of our independent directors for his or her expenses incurred in connection with his or her board responsibilities. The following table summarizes the annual compensation received by our independent directors for 2016.

Summary Compensation Table

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)	Total
Teresa M. Brenner	$37,500	$65,890	$103,390
Mark J. Cirilli	$72,500	$64,998	$137,498
Charles M. O’Neil	$57,500	$64,998	$122,498
Richard J. Osborne	$77,500	$64,998	$142,498
Steven G. Osgood	$67,500	$64,998	$132,498
Jackalyne Pfannenstiel(2)	$30,000	$64,998	$94,998

(1)	Each of Messrs. Cirilli, O’Neil, Osgood and Osborne, and Ms. Pfannenstiel were granted 3,461 shares of restricted common stock in 2016 valued at $18.78 per share, the closing price of our Common Stock on the NYSE at the date of grant. In addition to being eligible to receive the cash retainer as described above, upon joining the board on April 7, 2016, Ms. Brenner was granted 3,533 shares of restricted common stock valued at $18.65 per share, the closing price of our Common Stock on the NYSE at the date of grant. The shares of Common Stock granted in 2016 vest on March 5, 2018. As of December 31, 2016, each of Messrs. Cirilli O’Neil and Osborne held 4,372 shares of unvested restricted common stock, Mr. Osgood held 6,071 shares of unvested restricted common stock, and Ms. Brenner held 3,533 shares of unvested restricted common stock.
(2)	As previously announced, Ms. Pfannenstiel left the board in April 2016, and was replaced by Ms. Brenner. In appreciation for Ms. Pfannenstiel’s service, the board accelerated the vesting on 4,510 shares of Ms. Pfannenstiel’s unvested Common Stock. Ms. Pfannenstiel forfeited her 4,372 remaining shares of unvested restricted common stock.

Effective April 2016, based on the recommendation of the former compensation consultant, Cook & Co., following a review of comparable companies, the board of directors approved the following changes to the independent director compensation:

•	cash retainer increased to $65,000 annually per director from $50,000 annually.

•	cash retainer to the Chair of the Audit Committee increased to $20,000 annually from $15,000.

•	$25,000 fee was established for the Lead Independent Director.

The cash retainer to the Chair of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee remained at annual amounts of $15,000 and $10,000, respectively.

Effective March 2017, to better align the fees paid to committee chairs, the board of directors approved the following changes to the independent director compensation:

•	cash retainer to the Chair of the Nominating and Corporate Governance Committee increased to $15,000 annually.

•	cash retainer to the Chair of the Finance and Risk Committee was established at $15,000 annually.

All fees described above are paid quarterly in arrears.

Upon joining the board in March 2017, Ms. Blalock became eligible to receive the cash retainer as described above in her roles as a member of the board. For 2017, the board targeted the annual stock grant to be $65,000 and awarded each independent director, including Ms. Blalock, 3,426 shares of restricted common stock valued at $18.97 per share, the closing price of our Common Stock on the NYSE at the date of grant in March 2017. The 2017 independent director awards vest on March 5, 2019.

Our directors are also subject to stock ownership guidelines, which are described in more detail as set forth below under “Executive Compensation —Compensation Discussion and Analysis—Stock Ownership Guidelines for Named Executive Officers and Directors”

CORPORATE GOVERNANCE AND SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	our board of directors has determined that six of our seven directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	two of our directors each qualify as an “audit committee financial expert” as defined by the SEC;

•	two of our directors are women in furtherance of our board diversity policy;

•	our Guidelines provide for a majority vote policy for the election of directors pursuant to which any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors, which shall consider whether or not to accept such resignation, as described in greater detail below;

•	we have an active stockholder outreach program;

•	we have opted out of the control share acquisition statute in the Maryland General Corporations Law (the “MGCL”) and have exempted from the business combinations statute in the MGCL transactions that are approved by our board of directors; and

•	we do not have a stockholder rights plan.

Our culture is focused on hiring and retaining highly talented employees and empowering them to create value for our stockholders. We believe in a diverse workforce and encourage employees to understand why sustainability matters in investing. We provide competitive benefits that help our employees and their families be healthy and design compelling job opportunities aligned with our mission in an energizing work environment. We also encourage our employees to continue to develop in their careers, including by obtaining advanced degrees or professional certifications and approximately 10% of our employees have obtained an advanced degree or professional certification over the last four years. We believe deeply in paying for performance. Therefore, employees receive a portion of their compensation in the form of stock grants tied to performance.

In order to foster the highest standards of ethics and conduct in all business relationships, we have adopted a Code of Business Conduct and Ethics policy (the “Code of Conduct”). This policy, which covers a wide range of business practices and procedures, applies to our officers, directors and employees. In addition, we have implemented Whistleblowing Procedures related to accounting and auditing matters as well as code of conduct and ethics matters (the “Whistleblower Policy”) that sets forth procedures by which any Covered Persons (as defined in the Whistleblower Policy) may raise, on a confidential basis, concerns regarding, among other things, any questionable or unethical accounting, internal accounting controls or auditing matters with our Audit Committee as well as any potential code of conduct or ethics violations with our Nominating and Corporate Governance Committee or our General Counsel.

We have adopted a Statement of Corporate Policy Regarding Equity Transactions that governs the process to be followed in the purchase or sale of our securities by any of our directors, officers, employees and consultants and prohibits any such persons from buying or selling our securities on the basis of material nonpublic information. We amended and restated our Statement of Corporate Policy Regarding Equity Transactions in 2017 to prohibit our directors and officers from hedging equity securities of the Company, holding such securities in a margin account or pledging such securities as collateral for a loan.

Role of the Board of Directors and Risk Oversight

Pursuant to our Charter and Bylaws and the MGCL, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations which are managed by our senior management team. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the chairman of our board of directors, president and chief executive officer and other executive officers.

Currently, Mr. Eckel serves as the chairman of our board of directors and chief executive officer. In addition, our board of directors has an active Lead Independent Director, Richard J. Osborne. Our board of directors believes that this leadership structure is best for the Company and its stockholders at this time. In his dual role, Mr. Eckel uses his extensive experience in managing companies operating in the energy sector and expertise in energy investments for over 30 years through many business cycles to effectively and efficiently guide our Company and our board of directors. He fulfills his responsibilities as chairman of the board of directors through close interaction with Mr. Osborne, who has served as our Lead Independent Directors since April 2014.

In reaching the conclusion that the roles of the chairman and chief executive officer should be held by one person, our board of directors has considered the performance of our Company since its IPO as well as the views expressed by our stockholders and other constituents, both through stockholder votes and through direct outreach by management and our board of directors. Our board of directors concluded that Mr. Eckel is a well-seasoned leader with a proven track record of leading the Company over a long period of growth both before and after our IPO. Based on his and our track record, the board of directors determined that Mr. Eckel is the best person to continue to lead our Company and our board of directors. Our board of directors also considered the actual board relationships and determined that there is actual and effective independent oversight of management by our supermajority independent board led by Mr. Osborne in his capacity as our Lead Independent Director.

In connection with their oversight of risk to our business, our board of directors considers feedback from management concerning the risks related to our business, operations and strategies. In March 2017, the board of directors created the Finance and Risk Committee with the responsibility to discuss and review policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks. Prior to the creation of the Finance and Risk Committee, these risk assessments and reviews were conducted by our Audit Committee who continues to consult with the Finance and Risk Committee on these matters. Management regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable REIT and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with management in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of management. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this section under “Corporate Governance and Social and Environmental Responsibility—Director Independence.” The independent directors, led by Mr. Osborne, our Lead Independent Director, meet separately from management on at least a quarterly basis and are active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of executive officers and the selection and evaluation of directors. Each independent director has the ability to add items to the agenda of our board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting.

Mr. Osborne works with the chairman of our board of directors to establish the agenda for regular meetings of our board of directors, serves as chair of regular meetings of our board of directors when our chairman is absent, presides at executive sessions, serves as a liaison between our chairman and chief executive officer and our independent directors, and encourages dialogue between our independent directors and management. He also establishes the agenda for meetings of our independent directors and performs such other duties as our board of directors may establish or delegate.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors’ level and independent oversight of both our board of directors and management. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Conduct that applies to our directors, executive officers, and employees. The Code of Conduct was designed to assist in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties, outside financial interests that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans. The Code of Conduct is available for viewing on our website at www.hannonarmstrong.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.hannonarmstrong.com. We will also provide the Guidelines, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Majority Vote Policy

The Guidelines provide for a majority vote policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include the stated

reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to our Company, the composition of our board of directors, and such other information and factors as members of the Nominating and Corporate Governance Committee shall determine are relevant.

Our board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or board action regarding whether to accept such tendered resignation.

We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the MGCL, our board of directors has adopted certain independence standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.hannonarmstrong.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that six of our seven current directors—Rebecca Blalock, Teresa Brenner, Mark Cirilli, Charles O’Neil, Richard Osborne and Steven Osgood—qualify as independent directors under the NYSE listing standards and the Independence Standards.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of our Company and our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

The Nominating and Corporate Governance Committee evaluates the skill sets required for service on our board of directors and has developed a list of potential director candidates. If it is determined there is the need for additional or replacement board members, the Nominating and Corporate Governance Committee will assess potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the chairman of our board of directors and our chief executive officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. The Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this proxy statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2018 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 11, 2017, but in no event earlier than November 10, 2017. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with the Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board of Directors

Our board of directors has approved a process to enable communications with the independent members of the board of directors or the chair of any of the committees of the board of directors. Communications by email should be sent to generalcounsel@hannonarmstrong.com. Communications by regular mail should be sent to the attention of Steven L. Chuslo, our general counsel, executive vice president and secretary, at our office at 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of directors. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

In addition, any of our stockholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by Mr. Osborne, our Lead Independent Director.

Active Stockholder Outreach

We believe that engaging with investors is fundamental to our commitment to good governance and essential to maintaining our industry-leading practices. Throughout the year, we seek opportunities to connect with our investors to gain and share valuable insights into current and emerging business and governance trends. During 2016, we held over 60 meetings with stockholders whose ownership represent over 40% of shares outstanding as of the end of the year to discuss various key corporate matters, including our investment criteria, interest rate and other risk management practices, political and regulatory matters and our focus on sustainability and strong governance practices. These meetings were conducted in person, via teleconference or one-on-one at industry conferences. Our engagement activities take place throughout the year and we also conduct quarterly earnings calls where we try to answer many of the new questions that we receive during our investor outreach.

Environmental Impact

We believe that sound investing practices should include analysis of the environmental benefit of the proposed investment. It is our practice to invest in projects that increase energy efficiency, provide cleaner energy, positively impact the environment, or make more efficient use of natural resources. As such, we evaluate the environmental impact of proposed investment as part of our investment process.

We define sustainability as positively impacting the environment while being neutral or reducing greenhouse gas (“GHG”) emissions. In addition to GHG emissions, projects are screened for other environmental benefits, such as water use reduction. The quantification of environmental benefits is part of our investment screening process. This commitment helps us continue to reduce GHG emissions through our investments in clean energy projects, as evidenced by the approximately 486,000 metric tons of GHG emissions estimated to be reduced annually as a result of our 2016 investments.

2017 Corporate Governance Improvements

At a meeting of our board of directors on March 15, 2017, we adopted the following measures to enhance our corporate governance policies and further align the interests of our directors and officers with the interests of our stockholders.

Finance and Risk Committee of the Board of Directors

As described above, our board of directors formed the Finance and Risk Committee for the purpose of assisting the board of directors in overseeing our financing objectives and related risk exposures, with the committee consisting of the newly appointed Ms. Blalock and chaired by Mr. O’Neil.

Statement of Corporate Policy Regarding Equity Transactions

We amended and restated our Statement of Corporate Policy Regarding Equity Transactions described above to prohibit our directors and officers from hedging equity securities of the Company, holding such securities in a margin account or pledging such securities as collateral for a loan.

Approval and Adoption of Amendments to the 2013 Equity Incentive Plan

Our board of directors approved and adopted an amended and restated 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, as amended (the “Equity Incentive Plan”) to reflect the following amendments: (1) grants issued under the Equity Incentive Plan must include a minimum vesting period of no less than one year from the date of grant, other than as a result of termination of service or in connection with a change in control, dissolution, transfer of substantially all of our assets or other similar transactions as set forth in the Equity Incentive Plan; and (2) repricing of awards granted under the Equity Incentive Plan will not be permitted without stockholder approval.

Approval and Adoption of Material Modification to the Form of RSU Award Agreement

The Compensation Committee approved and adopted a material modification to the terms of the performance based restricted common stock units (“RSUs”) to be granted under the Equity Incentive Plan. RSUs represent the right to receive one share of our Common Stock for each RSU at vesting. The material modification to the form of RSU Award Agreement (the “RSU Award Agreement”) under the Equity Incentive Plan is as follows: Under the old form of the RSU Award Agreement, the grantee of the performance based RSU had the right to receive dividend equivalents with respect to unvested performance based RSUs. Under the new form of the RSU Award Agreement, dividend equivalents will accrue on the RSUs from the grant date, but the grantee is not entitled to receive dividend equivalents until the RSUs vest. The performance based RSUs granted on or around March 15, 2017 were made pursuant to the new form of the RSU Award Agreement.

Adoption of Clawback Policy

Our board of directors believes that it is in our best interests and the best interests of our stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces our overall compensation philosophy. In furtherance of this goal, the board of directors adopted a policy (the “Clawback Policy”), which provides for the possible recoupment of performance or incentive-based compensation in the event of an accounting restatement due to our material noncompliance with any financial reporting requirements under the securities laws (other than due to a change in applicable accounting methods, rules or interpretations), the result of which is that any performance or incentive based compensation paid to such Covered Executive (as defined in the Clawback Policy) during the three-year period preceding the publication of the restated financial statements would have been lower had it been calculated based on such restated financial statements. The Clawback Policy covers performance- or incentive-based compensation that is approved, awarded or granted for fiscal years beginning on or after January 1, 2017.

Board Diversity

Our board of directors believes that it is in our best interests and the best interests of our stockholders to create and maintain a diverse board of directors. In March 2017, we added a second woman to our board of directors to further increase our board of directors’ diversity.

Corporate Governance Review

In overseeing our corporate policies and our overall performance and direction, our board of directors has adopted the approach of operating in what it believes are the long-term best interests of our company and our stockholders. In operating under these principles, our board of directors continuously reviews our corporate governance structure and considers whether any changes are necessary or desirable. As part of this review, our board of directors has adopted a number of corporate governance guidelines to better align the interests of our directors with those of our stockholders, including those set forth above. As part of this review, our board of directors also considered an amendment to our bylaws to allow our stockholders (without the concurrence of our board of directors) to implement bylaw amendments. After careful consideration of this matter, our board of directors concluded that it remains in the best interests of our stockholders and our Company if authority to amend our bylaws is vested exclusively in our board of directors as is permitted by Maryland law and which has been the case since our initial public offering in 2013. This arrangement has served our interests well, our board of directors believes, because under Maryland law, our directors owe legal duties to our stockholders that require them to act with a reasonable belief that their actions are in the best interests of all stockholders and the best interests of our company. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of our Company. Beyond this factor, a significant percentage of our stockholders at any given time could consist of exchange traded or index funds that do not normally exercise independent judgment on matters presented to stockholders. As a result of these factors, we believe that our directors are in the best position to consider possible future bylaw amendments (including those proposed by our stockholders in accordance with the provisions of our bylaws) and will adopt such amendments only after concluding that such amendments are in the best interests of our stockholders and of our company.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our Named Executive Officers and their ages as of April 7, 2017 are as follows:

Name	Age
Jeffrey W. Eckel	58
J. Brendan Herron	56
Nathaniel J. Rose	39
Steven L. Chuslo	59
Daniel K. McMahon	45
M. Rhem Wooten Jr.	57

Biographical information with respect to Mr. Eckel is set forth above under “Election of Directors—Information Regarding the Nominees for Election as Directors.”

J. Brendan Herron, 56, has served in a variety of roles at the Predecessor and its affiliates from 1994 to 2005, and from 2011 to 2013 and has served as an executive vice president and our chief financial officer since 2013. Mr. Herron has over 20 years of experience in structuring, executing and operating infrastructure and technology investments. From 2006 to 2011, Mr. Herron was the vice president of Corporate Development & Strategy for Current Group, LLC, a provider of smart grid technology to electric utilities. He formerly served on the U.S. Commerce Secretary’s Renewable Energy and Energy Efficiency Advisory Committee and is presently a member of the Board of Trustees of Calvert Hall College High School (Baltimore, MD). Mr. Herron received a Bachelor of Science degree in accounting and computer science from Loyola University Maryland in 1982 and a Master of Business Administration degree from Loyola University Maryland in 1987 and has passed the CPA and CMA examinations.

Nathaniel J. Rose, CFA, 39, has been with the Company and its Predecessor since 2000, in a variety of roles, most recently as a senior vice president since 2007, and has served us as an executive vice president and chief operating officer since 2015. He has been involved with a vast majority of our transactions since 2000. He earned a joint Bachelor of Science and Bachelor of Arts degree from the University of Richmond in 2000, a Master of Business Administration degree from the Darden School of Business Administration at the University of Virginia in 2009, is a CFA charter holder and has passed the CPA examination. He holds a Series 63 and 79 securities licenses.

Steven L. Chuslo, 59, has been with the Predecessor as general counsel since 2008 and has served as an executive vice president and our general counsel since 2013. Mr. Chuslo is responsible for internal governance matters and is actively involved in structuring, developing, negotiating and closing transactions. He has more than 25 years of experience in the fields of securities, commercial finance and energy development, U.S. federal regulation and project finance. Previously, Mr. Chuslo was the senior legal and finance advisor to the Assistant Secretary of the U.S. Department of Energy Office of Energy Efficiency and Renewable Energy. His prior experience includes being a legal consultant to the office of the general counsel for AOL, Inc. and the General Counsel to EnergyWorks, LLC. In addition, Mr. Chuslo was an associate attorney with Chadbourne & Parke, LLP practicing in the power project finance group and earlier with Davis Polk & Wardwell LLP, practicing in the corporate finance group. Mr. Chuslo received a Bachelor of Arts degree in History from the University of Massachusetts/Amherst in 1982 and a Juris Doctorate from the Georgetown University Law Center in 1990.

Daniel K. McMahon, CFA, 45, has been with the Company and its Predecessor since 2000 in a variety of roles, most recently as a senior vice president since 2007 and has served us as an executive vice president since 2015. He has played a role in analyzing, negotiating and structuring several billion dollars of transactions. Mr. McMahon previously worked with T. Rowe Price from 1997 to 2000. Mr. McMahon received his Bachelor of Arts degree from the University of California, San Diego in 1993, and is a CFA charter holder. He holds Series 24, 63 and 79 securities licenses.

M. Rhem Wooten Jr., 57, has been with the Company and its Predecessor as a managing director since 2010 and has served us as an executive vice president since 2013. Mr. Wooten has worked in the energy industry for more than 30 years, and has extensive experience in project development, commodity trading/risk management and project finance. Mr. Wooten previously held a number of senior management positions, including serving as President of Duke Energy Corporation’s domestic and international independent power production affiliates, as Managing Director, origination and operations of Duke/Louis Dreyfus, chief executive officer of Merchant Energy Group of the Americas (MEGA), as president and chief executive officer of Pradium, Inc. and as president of Allied Syngas Corporation. Mr. Wooten received a Bachelor of Science degree in Business Administration from the University of North Carolina-Chapel Hill in 1981. He holds Series 63 and 79 securities licenses.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation program that was in place for 2016 for our “chief executive officer,” or “CEO” and our next five most highly compensated executive officers. We refer to these individuals as our “Named Executive Officers,” or “NEOs.”

This CD&A explains the overall objectives, elements and policies underlying our NEO compensation program for 2016. In general, our 2016 compensation consisted of a base salary that was adjusted effective April 2016 after taking into account our budgeted operating expenses, an annual bonus paid in cash and stock based on our 2016 performance and the 2016 long-term equity incentive program. We also provide some forward-looking detail in regard to 2017 target compensation, which consists of a base salary that was adjusted to be effective April 2017, an annual bonus to be paid in cash and stock (if earned) based on our 2017 performance and the 2017 long-term equity incentive program. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

The CD&A also details the annual equity bonus awarded in 2016 for 2015 performance. We provide this detail in compliance with the SEC Summary Compensation Table reporting rules, which require that all equity award values granted in fiscal 2016 be disclosed, despite the fact that these particular equity awards were made in connection with 2015 performance.

Executive Summary

We are internally managed and our management team has extensive industry knowledge and experience having completed its first renewable energy financing over 25 years ago and its first energy efficiency financing over 15 years ago. We make debt and equity investments in sustainable infrastructure, including energy efficiency and renewable energy. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring and predictable cash flows. Our investment strategy and the industry in which we operate require that we maintain a highly qualified executive management team with strong operational skills.

Executive Compensation Program Objectives

The Compensation Committee of our board of directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with those of our stockholders;

•	motivating and rewarding our management team for executing our operational plans with a focus on sustainable long-term growth in a manner that is consistent with appropriate risk-taking based on sound corporate governance practices; and

•	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our Executive Compensation Program

As discussed in more detail herein, our executive compensation program is comprised of the following primary compensation elements:

•	base salary, which is an element of compensation set at levels that are commensurate with our NEO’s positions and provide fixed pay to attract and retain our NEOs, taking into account our budgeted operating expenses;

•	incentive compensation (annual bonus) that is payable in cash and is based on achievement of certain quantitative and qualitative corporate and individual performance objectives, except for our chief executive officer whose annual cash bonus is based 100% on quantitative and qualitative corporate performance objectives;

•	incentive compensation (annual bonus) that is payable in equity that vests after two years from date of grant and is also based on achievement of certain quantitative and qualitative corporate and individual performance objectives, except for our chief executive officer whose annual bonus is based 100% on quantitative and qualitative corporate performance objectives; and

•	long term equity-based program comprised of awards subject to both time-based and performance-based vesting that are designed to meet both our long-term growth and retention objectives.

For 2016, over 75% of our targeted executive compensation was variable or equity-based (as opposed to a fixed cash amount) as shown below:

		Percentage of 2016 Targeted Compensation
Compensation Element	Type of Compensation	Mr. Eckel	Other Named Executive Officers
Annual Base Salary	Fixed	13%	19% to 24%
Annual Cash Incentive	Variable	7%	8% to 10%
Annual Equity Incentive	Variable/ Equity-Based	13%	16% to 18%
Long Term Equity-Based Program	Variable/ Equity-Based	67%	48% to 57%

Our Compensation Committee believes having a significant portion of variable or equity based compensation achieves our goals of encouraging high performance, promoting accountability and motivating our executives to achieve our business objectives and aligning their interests with those of our stockholders.

Overview of 2016 Performance and Pay for Performance

One of the guiding principles underlying the Compensation Committee’s executive compensation philosophy is that compensation should encourage and reward strong financial and operational performance. In furtherance of this philosophy, the Compensation Committee established the 2016 annual incentive plan with quantitative and qualitative performance goals based upon the Company’s strategic goals. The quantitative goals were intended to focus the NEOs on the key financial metrics that impact the Company’s results and stockholder value, including Core Earnings(1), Originations and Credit Losses incurred. Depending on the employee, the qualitative goals included successful completion of the Company’s first audit of internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act, the achievement of certain goals in the finance plan and, for the NEOs other than the CEO, a qualitative evaluation of overall performance of the NEO. Set forth below is graphical illustration of our Core Earnings and Originations growth from 2015 to 2016:

(1)	Core Earnings is not a financial measure calculated in accordance with GAAP. A reconciliation of Core Earnings to GAAP net income is located on pages 72-74 of our Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.

We realized no Credit Losses in 2016. The Compensation Committee determined that the quantitative measures had been achieved for the successful completion of the audit of internal controls over financial reporting and for the finance plan. Based on this achievement and the results achieved as compared to the predetermined targets for Core Earnings, Originations and Credit Losses, as described above, the Compensation Committee awarded incentive compensation, which was paid in 2017, equal to approximately 93% of the incentive compensation targets. It was also determined based on Compensation Committee evaluation and discussion with the CEO that the NEOs had performed at expected levels on their individual performance measures, other than the CEO who was not subject to an individual performance measure.

Our 2016 results would not have been achieved without the leadership and efforts of the NEOs, and the results had a direct impact on the compensation decisions. In making its compensation decisions to be paid in 2017, the Compensation Committee recognized the 2016 results and achievements noted above, the performance of the Company and the NEOs, the performance of the Company as compared to other companies in our peer group (as defined below) and the contributions and accomplishments of our NEOs to our continuing growth.

Our Executive Compensation Program Best Practices

Our executive compensation program incorporates the following best practices:

•	Compensation Committee comprised solely of independent directors.

•	Independent compensation consultant that is engaged directly by the Compensation Committee and provides no other services to management or the Company.

•	Compensation structure with targeted compensation that is largely variable and equity-based.

•	Compensation Committee reviewed and considered total compensation for each NEO against a peer group (as defined below)

•	Robust stock ownership guidelines.

•	Recoupment policy for performance or incentive-based compensation in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements under the securities laws

•	Limited executive perquisites.

•	Hedging, pledging and margin accounts related to our Common Stock not permitted by any of our NEOs.

•	Equity incentive plan that prohibits repricing of stock options without prior stockholder approval.

•	Equity incentive plan provides that equity awards are subject to a minimum vesting period.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our chief executive officer and reviewing, approving and recommending to our board of directors, compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our NEOs. As part of its process for reviewing the performance of our NEOs for 2016, the Compensation Committee considered the recommendations of our chief executive officer, with respect to the compensation of our NEOs.

Historically, the Compensation Committee has reviewed compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and the NEOs’ actual performance, at which time it typically makes determinations with respect to adjustments to base salary, annual cash and equity bonuses and our long-term incentive program. As part of its annual review of the compensation paid to our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (as defined below), our financial performance and financial condition, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other quantitative and qualitative factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

The Compensation Committee reviews all elements of compensation payable to each of our NEOs. As part of this review, the Compensation Committee typically considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy, which includes other internally managed mortgage REITs or specialty-finance companies with market capitalizations in January 2017 ranging from approximately $0.4 billion to $1.9 billion as compared to our market capitalization at the same time of approximately $1.0 billion. We sometimes refer to this group as our “peer group” for purposes of determining compensation.

Arbor Realty Trust Inc.	New York Mortgage Trust Inc.

Capstead Mortgage Corporation*	NewStar Financial, Inc.

CYS Investments, Inc.*	Pattern Energy Group Inc.

Hercules Technology Growth Capital, Inc.	PHH Corporation*

HFF, Inc.	Redwood Trust, Inc.

iStar Inc.	Triangle Capital Corporation

Ladder Capital Corp.	Walker & Dunlop, Inc.

Main Street Capital Corporation

*	Added to the peer group in 2016. The following companies were removed from the peer group in 2016 due to changes in their business, size or their business model not being comparable to ours: American Capital, Ltd., Dynex Capital Inc., Marlin Business Services Corp., RAIT Financial Trust, Resource America, Inc., and SunEdison, Inc.

In 2015 and for a portion of 2016, the Compensation Committee engaged Cook & Co., a compensation consulting firm, to provide advice regarding the executive compensation program for our senior management team. In September 2016, the Compensation Committee replaced Cook & Co. with FTI, as a result of a senior compensation consultant who had worked with the Compensation Committee leaving Cook & Co. and joining FTI. Both compensation consultants have reported, and FTI presently reports, directly to the Compensation Committee and they have not performed, and do not currently provide, any other services to management or the Company. The Compensation Committee has requested that the compensation consultants provide analysis and recommendations regarding (1) base salaries, annual bonuses, including the mix of cash and equity, and long-term incentive compensation for our executive management team, (2) the director compensation program for independent members of our board of directors, and (3) other matters as requested by the Compensation Committee.

The Compensation Committee works jointly with management and the compensation consultant to design and implement our performance-based, incentive compensation plan that combines the elements of current cash compensation in the form of a base salary and an annual cash incentive and equity incentive compensation in one plan, which we refer to as the executive compensation program, the components of which are described below. The Compensation Committee and our board of directors approved the program on an annual basis for the purpose of (i) attracting and retaining top performing employees, (ii) motivating employees by tying compensation directly to our financial performance, and (iii) rewarding exceptional individual performance that supports our overall objectives. The Compensation Committee believes that by issuing both cash and equity incentive awards based on an individual’s achievement of the performance criteria, the executive compensation program allows us to more closely match the incentives of our NEOs with both the long and short-term goals of the business while also improving our ability to monitor the results of our compensation program.

The Compensation Committee also reviews and makes recommendations to our board of directors annually with respect to the compensation of our independent directors. In setting director compensation, our board of directors generally considers the compensation practices and levels for directors paid by our peer group, as well as the expected time commitment from the independent directors in such year.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to the board of directors, on an annual basis, director and officer compensation plans, policies and programs of the Company, including determining salaries, annual cash bonuses, equity awards, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees. No subcommittees were formed by the Compensation Committee in 2016.

Executive Compensation Program Components

The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Compensation Element	Objective	Key Features

Base Salary	• Provides a fixed element of compensation commensurate with each NEO’s position and responsibility.	• Adjustments are generally considered annually based on individual performance, level of pay relative to the market and our peer group, internal pay equity, and retention issues.

Annual Cash Incentive/Bonus

•    Provides an annual cash incentive or bonus based upon our overall corporate and individual performance as well as objective and subjective performance criteria that are aligned with the strategic direction of the Company.

•    Compensation Committee approves the overall corporate and individual performance measures as well as objective and subjective performance criteria on an annual basis.

•    Compensation Committee determines allocation between cash and stock on an annual basis.

Compensation Element	Objective	Key Features

Annual Stock Incentive/Bonus

•    Provides an annual equity incentive based upon our overall corporate and individual performance as well as objective and subjective performance criteria that are aligned with the strategic direction of the Company.

•    The Compensation Committee approves the overall corporate performance measures as well as objective and subjective performance criteria on an annual basis.

•    Compensation Committee determines allocation between cash and stock on an annual basis as well as the vesting criteria of the equity component.

Long-term incentive program

•    Provides equity-based incentives in the form of restricted stock or RSUs or other equity awards that contain multi- year vesting and/or performance criteria in order to further our retention objectives and align the interests of our NEOs with those of our stockholders over a longer time period.

• Compensation Committee determines allocation between time-vested and performance-vested awards. • Compensation Committee determines the performance targets and vesting criteria.

Health and Welfare Benefits	• Offers all eligible employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits	• The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and are available to all eligible employees.

Perquisites and Other Benefits

•    Currently do not provide any perquisites and do not intend to provide perquisites exceeding $15,000 in the aggregate to our NEOs because we believe that we can provide better incentives for desired performance with compensation in the forms described above.

• N/A

In terms of compensation paid to our NEOs, we have generally provided lower annual base salaries and annual bonuses than the median of the peer group with a higher level of long-term incentive equity compensation. For example, the 2016 annual base salary and bonus of our chief executive officer that was earned in 2016 was approximately $1.5 million as compared to a median chief executive officer annual base salary and bonus of the peer group of approximately $2.0 million. The total compensation of our chief executive officer including the 2016 long-term incentive grant was approximately $4.6 million, which was approximately 75% of the total 2016 target compensation of the chief executive officers of our peer group which ranged from approximately $2.1 million to approximately $13 million. We do not, however, have a policy of targeting compensation for our NEOs to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we have attempted to structure our executive compensation program and to compensate our NEOs in a manner that is both competitive enough to retain their services and rewards their performance, hard work and dedication, but is also consistent with our needs to maintain an appropriate expense structure.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of the Company and our budgeted operating expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors. The table below reflects the annual salary of our NEOs with increases effective in April of each of the years:

Name	2017 Annual Salary	2016 Annual Salary	2015 Annual Salary
Jeffrey W. Eckel	$619,500	$619,500	$544,500
J. Brendan Herron	$360,000	$360,000	$330,000
Nathaniel J. Rose	$343,875	$327,500	$302,500
Steven L. Chuslo	$355,000	$355,000	$330,000
Daniel K. McMahon	$322,000	$322,000	$297,000
M. Rhem Wooten Jr.	$343,500	$343,500	$313,500

The determination to increase base salaries in 2016 for our NEOs was driven in part by the size of the Company, the performance of our NEOs and our desire to establish a base salary that is more competitive with the base salaries paid by our peer group. The annual base salaries will remain the same for 2017 with a small adjustment for Mr. Rose due to his additional responsibilities.

Annual Incentive Compensation

Incentive compensation, in the form of annual cash incentive compensation and equity incentive awards subject to time-based vesting conditions (payable in the form of restricted stock), is available to each of the NEOs under our executive compensation program. Incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are aligned with the Company’s strategic direction.

We provided our NEOs with the opportunity to earn annual incentive compensation for achieving corporate financial and non-financial goals for performance in 2015 and 2016. These bonus awards, which provide for no minimum award or guaranteed payment, are comprised of two parts: a quantitative component and a qualitative component. Our NEO’s incentive compensation (other than our chief executive officer) was weighted such that 80% was based on overall corporate performance and 20% was based on an evaluation of individual performance. The 80% corporate performance was evaluated based under the quantitative component as shown in the chart below. The incentive compensation of our chief executive officer is based 100% on the corporate performance. Because Mr. Eckel is our chief executive officer and has ultimate responsibility over our investment portfolio and other business decisions, our success or failure is highly dependent on his ability to manage our portfolio and operate our business. As a result, the Compensation Committee concluded that Mr. Eckel’s incentive compensation should be weighted more heavily on our achievement of the corporate performance criteria.

In part, to better align our NEOs interests with those of our stockholders and to enable them to increase their ownership of our Common Stock, the Compensation Committee has structured the executive compensation program to require the NEOs to receive, subject to the amount of incentive compensation earned, a portion of their annual incentive compensation as equity incentive awards subject to time-based vesting conditions. The Compensation Committee believes that these equity incentive awards subject to time-based vesting conditions are important to motivate and reward the NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with the Company, while the 2016 cash incentive compensation payable under our executive compensation program provides NEOs with current income for achieving performance criteria.

The following chart summarizes the target bonus % and actual awarded bonus % for 2015 and 2016 calculated as a percentage of the base salary at the end of the respective year

Name	2015 and 2016 Target Bonus	2015 Actual Bonus	2016 Actual Bonus
Jeffrey W. Eckel	150%	115%	140%
J. Brendan Herron	125%	107%	118%
Nathaniel J. Rose	125%	107%	118%
Steven L. Chuslo	125%	105%	118%
Daniel K. McMahon	125%	106%	118%
M. Rhem Wooten Jr.	125%	111%	118%

The target bonus percentage for 2017 is unchanged from the prior years.

2015 Bonus Awards awarded in 2016

The following table sets forth the 2015 Quantitative Company Performance Measures:

Corporate Performance Objectives	Weighting	Quantitative Company Performance Hurdle	Payout as a % of Target Upon Achievement of Hurdle(1)	Actual Performance
2015 Annual Core Earnings / Share(2)	70%	$1.06-1.08	50%
		$1.08	100%	$1.04
		$1.08-1.12	150%
Origination Volume(3)	15%	$0.8 billion	50%
		$0.9 billion	100%	$0.9 billion
		$1.0 billion	150%
Net Credit Losses, as % of Total Assets(4)	15%	<0.11%	100%	0.0%

(1)	Actual results were pro-rated between the values below, with exception of the net credit losses.
(2)	Core Earnings is not a financial measure calculated in accordance with GAAP. A reconciliation of Core Earnings to GAAP net income is located on pages 72-74 of our Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.
(3)	Origination Volume is the dollar volume of transactions completed in a year as disclosed on page 6 of our Form 10-K for the year ended December 31, 2015, filed with the SEC on March 1, 2016.
(4)	Net Credit losses is the dollar amount of any provision for credit losses as disclosed on page 55 of our Form 10-K for the year ended December 31, 2015, filed with the SEC on March 1, 2016.

While the company achieved only 96% of its core earnings target for 2015, the company did achieve a total stockholder return (assuming dividends are reinvested without the payment of commissions) of approximately 41% for the year as well as achieving a number of other corporate goals, including fixed rate debt and leverage targets. As a result of the strong stock performance and the other achievements, the Compensation Committee increased the qualitative awards with the entire payout being in the form of stock which vests in March 2018.

In accordance with the 2015 Bonus Awards, our NEOs received the following amounts of total incentive compensation for 2015 that was granted in 2016:

Name	Incentive Compensation Paid Under Quantitative Component	Incentive Compensation Paid Under Qualitative Component	Total 2015 Incentive Compensation Paid in 2016	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock(1)
Jeffrey W. Eckel	$263,402	$362,594	$625,996	0%	100%
J. Brendan Herron	$106,425	$246,210	$352,635	0%	100%
Nathaniel J. Rose	$97,556	$225,693	$323,249	0%	100%
Steven L. Chuslo	$106,425	$240,502	$346,927	0%	100%
Daniel K. McMahon	$95,783	$218,164	$313,947	0%	100%
M. Rhem Wooten Jr.	$101,104	$246,456	$347,560	0%	100%

(1)	Shares of restricted common stock issued as part of the annual incentive compensation are issued from our Equity Incentive Plan, valued $18.78 per share, the closing price of our Common Stock on the NYSE on the date of grant, and vest in March 2018.

2016 Bonus Awards awarded in 2017

The following table sets forth the Quantitative Company Performance Measure hurdles and corresponding incentive compensation payouts for each of the NEOs under the quantitative component of the Incentive Plan:

Corporate Performance Objectives	Weighting	Quantitative Company Performance Hurdle	Payout as a % of Target Upon Achievement of Hurdle (1)	Actual Performance
2016 Annual Core Earnings / Share(2)	50%	$1.15 – $1.21	50%
		$1.21	100%	$1.20
		$1.21 – $1.27	150%
Origination Volume(3)	15%	$1.0 billion	50%
		$1.1 billion	100%	$1.1 billion
		$1.2 billion	150%
Net Credit Losses, as % of Total Assets(4)	15%	<0.11%	100%	0.0%
Execution of the Finance Plan	10%	Target	100%	100%
Sarbanes-Oxley Readiness	10%	Target	100%	100%

(1)	Actual results were pro-rated between the values below, with exception of the net credit losses.
(2)	Core Earnings is not a financial measure calculated in accordance with GAAP. A reconciliation of Core Earnings to GAAP net income is located on pages pages 72-74 of our Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.
(3)	Origination Volume is the dollar volume of transactions completed in a year as disclosed on page 6 of our Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.
(4)	Net Credit losses is the dollar amount of any provision for credit losses as disclosed on page 74 of our Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.

The calculated achievement of corporate goals was approximately 93% and there was a 100% payout on qualitative measures. In accordance with the 2016 Bonus Awards, our NEOs received the following amounts of total incentive compensation for 2016 that was paid or granted in 2017:

Name	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Total Incentive Compensation Earned in 2016	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock(1)
Jeffrey W. Eckel	$692,353	$172,538	$864,891	35%	65%
J. Brendan Herron	$268,224	$156,884	$425,108	35%	65%
Nathaniel J. Rose	$244,009	$142,192	$386,201	35%	65%
Steven L. Chuslo	$264,499	$154,777	$419,276	35%	65%
Daniel K. McMahon	$239,911	$140,078	$379,989	35%	65%
M. Rhem Wooten Jr.	$255,930	$149,544	$405,474	35%	65%

(1)	Shares of restricted common stock issued as part of the annual incentive compensation are issued from our Equity Incentive Plan, valued $18.97 per share, the closing price of our Common Stock on the NYSE on the date of grant, and vest in March 2019.

Long Term Incentive Program Granted in 2016 and 2017

As noted above, NEOs were eligible to participate in a long-term equity-based incentive program that was based upon (i) our desire to increase the executive’s ownership stake in the Company and better align the executive’s long-term interests with those of our stockholders, (ii) our desire to tie total incentive compensation (including equity incentive awards) to specified quantitative performance measures, (iii) our desire to increase the amount of non-cash, equity incentive compensation earned by our NEOs as a percentage of their total compensation, and (iv) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based vesting conditions that rewards performance and increases the executive’s incentive to remain with the Company over the longer-term.

To address the goal of aligning the interests of our NEOs with those of our stockholders, the Compensation Committee allocated a portion of the award (67% for 2016, 60% for the CEO and 50% for other NEOs for 2017) of the equity awarded to each of our Named Executive Officers in the form of restricted stock or RSUs that vest only upon achievement of specified performance metrics. These performance awards subject our Named Executive Officers to the downside risk of a decrease in the value of their compensation if:

•	For 2016, the Company does not achieve specified dividend and, or, core earnings per share targets (neither are publicly disclosed) by the quarter ending December 31, 2019.

•	For 2017, the returns to our stockholders do not match the returns of the indices against which our returns are being measured or we do not achieve a specified total stockholder return, both measured on a three-year basis.

We believe that growth in core earnings and dividends and shareholder return are important to investors and are appropriate measures of our long-term success. The use of shareholder return for 2017 was based upon an analysis of the measures used by the other companies in our peer group. The Compensation Committee allocated the remaining portion of the annual award in the form of time-vested restricted common stock. This allocation addressed the need for retention of our NEOs in our markets where there is demand for experienced executive talent and also furthers our goal of aligning the long-term interests of these NEOs with those of our stockholders as it subjects our NEOs to the downside risk of a decrease in compensation if the price of our Common Stock declines.

Name	2016 Performance Based Award Shares(1)	2016 Time Based Award Shares(2)	Total Value of 2016 Award(3)	2017 Performance Based Award Units(4)	2017 Time Based Award Shares(5)	Total Value of 2017 Award(6)
Jeffrey W. Eckel	112,650	55,484	$3,157,557	94,740	63,160	$2,997,258
J. Brendan Herron	37,549	18,495	$1,052,506	31,620	31,620	$1,200,295
Nathaniel J. Rose	25,033	12,330	$701,677	22,750	22,750	$863,590
Steven L. Chuslo	25,033	12,330	$701,677	20,500	20,500	$778,180
Daniel K. McMahon	25,033	12,330	$701,677	19,500	19,500	$740,220
M. Rhem Wooten Jr.	25,033	12,330	$701,677	19,500	19,500	$740,220

(1)	Represents performance-based restricted stock awards that vest upon the later of March 5, 2019 and the achievement of specified dividend and, or, core earnings targets over a multi-year period and that are subject to forfeiture if the targets are not achieved by the quarter ending December 31, 2019. In March 2017, the Compensation Committee modified the dividend target applicable to the vesting of restricted stock to allow achievement of the core earnings target for two quarters to meet the vesting requirement as the declaration of dividends is made by the board of directors and not management. The specific targets have not been publicly disclosed for competitive reasons but require continued growth in core earnings.
(2)	Represents time-based restricted stock shares that vest on March 5, 2019.
(3)	Amounts in this column represent the aggregate grant date fair value of awards of both the time vested and performance vested restricted shares of Common Stock computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Form 10-K for the year ended December 31, 2016 (Note 11, Equity). The March 2016 grants were valued at $18.78 per share, the closing price of our Common Stock on the NYSE on the date of grant.
(4)	Represents the total amount of RSUs that have been granted with 50% of the units to be earned based on the Total Stockholder Return (“TSR”) of Hannon Armstrong’s Common Stock over a three year time period (“Absolute TSR”), and 50% of the RSUs to be earned based on the relative stockholder return relative to the TSR (“Relative TSR”) of the constituents of the SNL Financial REIT Index over the same time period. The actual shares of Common Stock to be earned are calculated according to the chart below.

Total Stockholder Return Metrics	Threshold 50%	Target 100%	Outperform 200%
Absolute TSR (3 Years)	25.5%	31.5%	39.0%
Relative TSR (Percentile)	30.0%	55.0%	80.0%

(5)	Represents time-based restricted stock shares that vest in three equal annual amounts on March 15, 2018 and March 5, 2019 and 2020.
(6)	Amounts in this column represent the aggregate grant date fair value of awards of both the time-vested and performance-vested restricted shares of Common Stock computed in accordance with FASB ASC Topic 718 and the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 (Note 2 and Note 11, Equity). The time vested grants were valued at $18.97 per share, the closing price of our Common Stock on the NYSE on the date of grant. The Absolute TSR RSUs were valued at $15.22 per unit and the Relative TSR RSUs were valued at $22.76, in each case by an independent appraisal.

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our NEOs with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to our NEOs in the event their employments are terminated under certain circumstances. For more information regarding the terms of the employment agreements, see “—Narrative to Summary Compensation Table.” The NEO’s employment agreements are reviewed annually by the Compensation Committee.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by the Company on our tax return with respect to each of our NEOs. In general, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders is not subject to this limit. Our Equity Incentive Plan is designed so that performance-based restricted stock awards granted to our NEOs under the plan can be exempt from the compensation deduction limitation described above. Time-based awards are subject to the compensation deduction limitation. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, in order to maintain flexibility in compensating executives, including our NEOs, in a manner designed to promote our corporate goals, including retaining and incentivizing the NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Adjustment or Recovery of Awards

The Company believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s overall compensation philosophy. In furtherance of this goal our board of directors has adopted a policy which applies to performance- or incentive-based compensation approved, awarded or granted to a Covered Executive beginning on, or after, January 1, 2017 and which provides for the possible recoupment of performance or incentive-based compensation in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements under the securities laws (other than due to a change in applicable accounting methods, rules or interpretations), the result of which is that any performance or incentive-based compensation paid to such Covered Executive during the three-year period preceding the publication of the restated financial statements would have been lower had it been calculated based on such restated financial statements. For the purposes of this policy, the term “Covered Executive” shall mean any Named Executive Officer as determined by the Committee pursuant to Item 402 of Regulation S-K and other key employees identified by the Committee and includes our NEOs.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which typically occurs during the first quarter of each year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Mark Cirilli (Chair)

Charles O’Neil

April 10, 2017

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	2016	$594,500	$3,783,550	$303,000	$21,331	$4,702,381
	2015	$528,000	$4,084,968	—	$21,381	$4,634,349
	2014	$495,000	$2,531,838	—	$18,581	$3,045,419

J. Brendan Herron, Executive Vice President and Chief Financial Officer	2016	$350,000	$1,405,138	$149,000	$13,250	$1,917,388
	2015	$318,333	$1,123,741	—	$13,250	$1,455,324
	2014	$295,000	$835,900	—	$10,400	$1,141,300

Nathaniel J. Rose, Executive Vice President and Chief Operating Officer	2016	$319,167	$1,024,919	$135,000	$13,250	$1,492,336
	2015	$293,333	$841,109	—	$13,250	$1,147,692
	2014	$275,000	$634,957	—	$10,400	$920,357

Steven L. Chuslo, Executive Vice President and General Counsel	2016	$346,667	$1,048,600	$147,000	$13,250	$1,555,517
	2015	$320,000	$941,389	—	$13,250	$1,274,639
	2014	$300,000	$701,698	—	$10,400	$1,012,098

Daniel K. McMahon, Executive Vice President	2016	$313,667	$1,015,622	$133,000	$13,250	$1,475,539
	2015	$288,000	$835,667	—	$13,250	$1,136,917
	2014	$270,000	$630,983	—	$10,400	$911,383

M. Rhem Wooten Jr., Executive Vice President	2016	$333,500	$1,049,239	$142,000	$13,250	$1,537,989
	2015	$304,000	$929,321	—	$13,250	$1,246,571
	2014	$285,000	$687,459	—	$10,400	$982,859

(1)	See “—Compensation Discussion and Analysis—Base Salary” for further salary information. In 2014, the salary for each of Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten was $495,000, $295,000, $275,000, $300,000, $270,000 and $285,000, respectively.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 (Note 11, Equity). The March 2016 grants were valued at $18.78 per share, the closing price of our Common Stock on the NYSE on the date of grant. See Equity Incentive Plan and Grants of Plan-Based Awards below for additional information on share grants.
(3)	See “—Compensation Discussion and Analysis—Annual Incentive Compensation—2016 Bonus Awards awarded in 2017” for further information on the non-equity incentive plan compensation earned for 2016 and paid in 2017.
(4)	Other compensation includes 401(k) match of $13,250 for 2016 and 2015 and $10,400 for 2014 for each officer and $8,081, $8,131 and $8,181 for 2016, 2015 and 2014, respectively, of key man life insurance for Mr. Eckel, approximately 60% of which is for the benefit of the Company.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)(i)	Grant date fair value of stock and option awards(j)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	3/29/2016	—	—	—	—	—	—	33,333	$625,994
	3/29/2016	—	—	—	—	—	—	168,134	$3,157,557
J. Brendan Herron, Executive Vice President and Chief Financial Officer	3/29/2016	—	—	—	—	—	—	18,777	$352,632
	3/29/2016	—	—	—	—	—	—	56,044	$1,052,506
Nathaniel J. Rose, Executive Vice President and Chief Operating Officer	3/29/2016	—	—	—	—	—	—	17,212	$323,241
	3/29/2016	—	—	—	—	—	—	37,363	$701,677
Steven L. Chuslo, Executive Vice President and General Counsel	3/29/2016	—	—	—	—	—	—	18,473	$346,923
	3/29/2016	—	—	—	—	—	—	37,363	$701,677
Daniel K. McMahon, Executive Vice President	3/29/2016	—	—	—	—	—	—	16,717	$313,945
	3/29/2016	—	—	—	—	—	—	37,363	$701,677
M. Rhem Wooten Jr., Executive Vice President	3/29/2016	—	—	—	—	—	—	18,507	$347,561
	3/29/2016	—	—	—	—	—	—	37,363	$701,677

All Other Stock Awards: Number of Shares of Stock or Units (Columns (i) and (j))

The awards represent restricted stock granted under our Equity Incentive Plan. The first award for each NEO was issued for the 2015 annual incentive compensation and was issued under our Equity Incentive Plan, valued $18.78 per share, the closing price of our Common Stock on the NYSE on the date of grant, and vests in March 2018. The second award for each NEO was granted for the 2016 Long Term Incentive program under our Equity Incentive Plan. A description of the terms and the grant fair value for the second award for each NEO of the restricted stock appears at “CD&A—Long Term Incentive Program Granted in 2016 and 2017” above.

Narrative to Summary Compensation Table

We entered into employment agreements with our NEOs in 2013, providing for Mr. Eckel to serve as the chairman of our board of directors and as our chief executive officer and president, Mr. Herron to serve as our executive vice president and chief financial officer, Mr. Chuslo to serve as our executive vice president and general counsel, Mr. Wooten to serve as our executive vice president, Mr. Rose to serve as our senior vice president and chief investment officer and Mr. McMahon to serve as our senior vice president. In June 2015, Mr. Rose was appointed our executive vice president and chief operating officer and Mr. McMahon was appointed as an executive vice president.

The employment agreements with Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten have a term of four years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days’ notice of non-renewal. These employment agreements require Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten to devote substantially all of their time to our affairs.

The employment agreements provide for:

•	an annual base salary of $495,000 for Mr. Eckel, $295,000 for Mr. Herron, $ 275,000 for Mr. Rose, $300,000 for Mr. Chuslo, $270,000 for Mr. McMahon and $285,000 for Mr. Wooten, subject to increases at the discretion of our board of directors or the Compensation Committee,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the Compensation Committee, which will be awarded at the discretion of the Compensation Committee,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives, and

•	for Mr. Eckel only, payment of the premiums for a long-term disability insurance policy which provide benefits equal to at least 300% of his annual base salary.

Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten are eligible for annual bonuses and regular, annual grants of restricted stock, stock options or other awards pursuant to our Equity Incentive Plan described below. See CD&A above for further information on the annual bonuses and Equity Incentive Plan grants.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	an amount equal to the sum of the executive’s then-current annual base salary plus the greater of his annual average bonus over the prior three years (or such fewer years with respect to which the executive received an annual bonus) and the executive’s target annual bonus for the year of termination, multiplied by three for Mr. Eckel, by two for each of Messrs. Herron, Chuslo, and Wooten, and by 1.5 for each of Messrs. Rose and McMahon,

•	for Mr. Eckel only, a prorated annual bonus based on the maximum annual bonus that the executive could have earned for the year of termination and the number of days employed in the year of termination,

•	health benefits for the executive and his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock or stock-based awards held by the executive will become fully vested and/or exercisable.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	for Mr. Eckel upon death or disability, and for Messrs. Herron, Rose, Chuslo, McMahon and Wooten, upon death only, his prorated annual bonus for the year in which the termination occurs,

•	for Messrs. Herron, Rose, Chuslo, McMahon and Wooten, upon disability only, the target annual bonus for the year in which the termination occurs,

•	health benefits for the executive and/or his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability, and

•	for Mr. Eckel for all awards, and for Messrs. Herron, Rose, Chuslo, McMahon and Wooten, for the initial restricted stock awards granted upon completion of our IPO and for certain awards granted after such date based upon the terms of the applicable grant agreement, 100% of the unvested stock awards held by the executive will become fully vested and/or exercisable. For Messrs. Herron, Rose, Chuslo, McMahon and Wooten, if an award agreement does not otherwise provide for 100% vesting, all other outstanding unvested stock awards, if any, held by the executive, a prorated portion (based on the number of days until death or disability, as applicable, over 365) of any stock that would have vested for the year of the executive’s death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreement for Mr. Eckel includes the occurrence of a “change in control” (as defined in the employment agreement) in the definition of good reason such that the occurrence of a change in control will entitle Mr. Eckel to trigger the severance obligations for any reason following a change in control. The employment agreements for Messrs. Herron, Rose, Chuslo, McMahon and Wooten will provide for a modified definition of “good reason” following a change-in-control (as defined in the applicable employment agreement), and also provide for 100% of the unvested stock (or stock-based) awards held by the executive to become fully vested and/or exercisable upon the effective date of a change in control.

The employment agreements provide that if all, or any portion, of the payments provided under the employment agreements, either alone or together with other payments or benefits that the executive receives or is entitled to receive from us or an affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), then these payments may be reduced so that no portion of such compensation shall be subject to excise tax under the Internal Revenue Code.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of 12 months following termination of employment.

Equity Incentive Plan

We have adopted our Equity Incentive Plan to provide equity based incentive compensation to members of our senior management team, our independent directors, employees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption, but will continue to govern unexpired awards. Our Equity Incentive Plan allows for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, RSUs, limited partner profit interests (“LTIP Units”) and other equity-based awards.

Our Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee, as appointed by our board of directors, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of directors, members of our senior management team, employees, advisors, consultants and other personnel to receive an equity award, (3) determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of directors with respect to equity awards that are subject to board approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee consists solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.

Available Shares

Our Equity Incentive Plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our Operating Partnership and other equity-based awards up to an aggregate of 7.5% of the shares of our Common Stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of Common Stock). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the shares of our Common Stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of April 23, 2013. As of April 7, 2017 we had aggregate outstanding grants of 1,551,243 shares of our restricted common stock under our Equity Incentive Plan, including 1,235,565 shares of our restricted common stock to our executive officers, 273,272 shares of our restricted common stock to other employees and 42,406 shares of our restricted common stock to our independent directors, all of which are subject to certain vesting requirements. In addition, we had 253,200 of RSUs outstanding, of which 208,610 were awarded to executive officers and the remainder were awarded to other employees.

To the extent the Compensation Committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Awards Under the Plan

Stock Options. The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of a stock option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our Equity Incentive Plan) of the fair market value of our Common Stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our Equity Incentive Plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the Compensation Committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of Common Stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares of our Common Stock with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our Common Stock on the date of grant.

Shares of Restricted Common Stock. A restricted stock award is an award of shares of common stock that are subject to restrictions on transferability and such other restrictions the Compensation Committee may impose at the date of grant. Grants of shares of restricted common stock will be subject to vesting schedules and other restrictions as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted common stock, a participant granted shares of restricted common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted common stock. Although dividends will be paid on shares of restricted common stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock (unless otherwise provided in an award agreement), holders of shares of restricted common stock are prohibited from selling such shares until they vest.

RSUs. A RSU award is an award of units that are converted into common stock at a conversion rate that is based upon the achievement of pre-established criteria and such other restrictions that the Compensation Committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. The Compensation Committee may elect to provide the right to receive dividends or provide for dividend equivalents. As described elsewhere in this proxy statement, the Compensation Committee approved and adopted a material modification to the terms of the performance based RSUs. Under the old form of the RSU Award Agreement, the grantee of the performance based RSU had the right to receive dividend equivalents with respect to unvested performance based RSUs. Under the new form of the RSU Award Agreement, dividend equivalents will accrue on the RSUs from the grant date, but the grantee is not entitled to receive dividend equivalents until the RSUs vest. A participant granted RSUs does not have the rights of a stockholder, including, without limitation, the right to vote the shares of restricted common stock and holders of RSUs are prohibited from selling such units until they vest.

Phantom Shares. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the Compensation Committee or as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Internal Revenue Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Limited Partnership Units. Limited Partnership Units (“OP units”) may be issued by Hannon Armstrong Sustainable Infrastructure Capital Partnership, LP (our “Operating Partnership”). A restricted limited partnership unit represents an OP unit or may include LTIP units that are structured as profits interests in the Operating Partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by the Operating Partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. The Compensation Committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.

Other Share-Based Awards. Our Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock), subject to terms and conditions established at the time of grant.

We have filed with the SEC a Registration Statement on Form S-8 covering the shares of our Common Stock issuable under our Equity Incentive Plan.

Change in Control

Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (3) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board of directors (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (5) stockholder approval of a plan or proposal for our liquidation or dissolution.

Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our Equity Incentive Plan without stockholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or NYSE or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any stock options under our Equity Incentive Plan; or

•	otherwise require such approval.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all outstanding equity awards held by the NEOs on December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Common Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Common Stock That Have Not Vested ($)(2)
Jeffrey W. Eckel	—	—	—	—	—	448,108	$8,509,571
J. Brendan Herron	—	—	—	—	—	128,963	$2,449,007
Nathaniel J. Rose	—	—	—	—	—	95,181	$1,807,487
Steven L. Chuslo	—	—	—	—	—	96,442	$1,831,434
Daniel K. McMahon	—	—	—	—	—	94,686	$1,798,087
M. Rhem Wooten Jr.	—	—	—	—	—	96,476	$1,832,079

(1)	The following chart summarizes the vesting of the awards by NEO

Name and Principal Position	Share	Vesting
Jeffrey W. Eckel, Director, President and Chief Executive Officer	168,134	See Note 3
	33,333	3/5/2018
	180,260	See Note 4
	66,381	4/23/17
J. Brendan Herron, Executive Vice President and Chief Financial Officer	56,044	See Note 3
	18,777	3/5/2018
	39,570	See Note 4
	14,572	4/23/17
Nathaniel J. Rose, Executive Vice President and Chief Operating Officer	37,363	See Note 3
	17,212	3/5/2018
	29,677	See Note 4
	10,929	4/23/17
Steven L. Chuslo, Executive Vice President and General Counsel	37,363	See Note 3
	18,473	3/5/2018
	29,677	See Note 4
	10,929	4/23/17
Daniel K. McMahon, Executive Vice President	37,363	See Note 3
	16,717	3/5/2018
	29,677	See Note 4
	10,929	4/23/17
M. Rhem Wooten Jr., Executive Vice President	37,363	See Note 3
	18,507	3/5/2018
	29,677	See Note 4
	10,929	4/23/17

(2)	Valued at $18.99, our closing price on the NYSE on December 30, 2016, the last day of trading for 2016.
(3)

These awards consist of two components: (i) 67% of the shares are considered performance-based awards that vest upon the later of March 5, 2019 and the achievement of dividend and earnings growth targets over a multi-year period and (ii) 33% of the shares are time-based awards that vest on March 5, 2019. In March 2017, the Compensation Committee modified the dividend target applicable to the vesting of restricted stock to allow achievement of the core earnings target for two quarters to meet the vesting requirement as the declaration of dividends is made by the board of directors and not management. The specific targets have not been publicly disclosed for competitive reasons but require continued growth in core earnings.
(4)	These awards are performance-based awards that vest upon the later of December 31, 2017 and the achievement of earnings growth targets over a multi-year period. The specific targets have not been publicly disclosed for competitive reasons but require continued growth in core earnings.

2016 Option Exercises and Securities Vested

The following table summarizes the restricted stock and RSU awards that vested with respect to the Named Executive Officers during the fiscal year ended December 31, 2016.

	Stock Awards
Name	Number of Securities Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Eckel	289,034	$5,680,463
J. Brendan Herron	85,783	$1,684,699
Nathaniel J. Rose	64,528	$1,267,514
Steven L. Chuslo	72,499	$1,422,256
Daniel K. McMahon	64,088	$1,258,959
M. Rhem Wooten Jr.	71,231	$1,397,478

Pension Benefits and Nonqualified Deferred Compensation

We did not provide any pension benefits or nonqualified deferred compensation plans during 2015 or 2016.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. Other than Mr. Eckel’s service both as an executive officer and as a member of our board of director, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2016, the total compensation of Jeffrey Eckel, our President and Chief Executive Officer of $4,702,381, as shown in the Summary Compensation Table above, (the “CEO Compensation”), was approximately 19.2 times the total compensation of a median employee calculated in the same manner of $245,007.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2016, plus any long term incentive stock awards granted in 2016 for all individuals, excluding our chief executive officer, who were employed by us on December 31, 2016, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). If such median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long term incentive stock awards in 2016, we used the next lower employee who was comparable as the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

Stock Ownership Guidelines for Named Executive Officers and Directors

In March 2016, our board of directors adopted stock ownership guidelines for our NEOs and directors, which are intended to further align their interests with the interests of our stockholders. Under the guidelines, each NEO must hold an ownership stake in our Company that is significant in comparison to their base salary and each director must hold an ownership stake in the Company that is significant in comparison to the cash portion of their fees. The aggregate value of stock ownership required to be retained is shown below:

•	Chairman, Chief Executive Officer and President: six times base salary;

•	all other NEOs: three times base salary; and

•	directors: five times the cash retainer.

Each NEO and director has five years to comply from the later of the date they become covered under this policy or the date the policy was adopted. Until the individual is in compliance, NEOs must retain 50%, and directors must retain 100%, of any equity grants, other than shares withheld or sold to satisfy taxes. In March 2017, our board of directors clarified the policy to provide that the 100% requirement was net of any shares withheld or sold to satisfy taxes. Stock ownership for the purpose of these guidelines includes stock, restricted stock and OP units held by the covered individual but excluding any RSUs. As of April 7, 2017, each of our NEOs and Messrs. Cirilli, O’Neil, Osborne and Osgood were in compliance with the stock ownership guidelines. Mses. Blalock and Brenner have until 2022 and 2021, respectively to achieve compliance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our Company. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2016 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them, except that one transaction was reported late for each of Mr. Eckel and Mr. Wooten.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements for Officers and Directors

We have entered into indemnification agreements with members of our board of directors and our executive officers. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

EnergySource LLC

In December 2013, we recorded an allowance of $11.0 million on the remaining $11.8 million balance of a $24 million loan made in May 2013 to a wholly owned subsidiary of EnergySource LLC (“EnergySource”) to be used for a geothermal project. In November 2014, we entered into a Forbearance and Mutual Release Agreement with EnergySource under which in full satisfaction of the remaining balance of our loan, we would realize a portion of the proceeds from the sale of land held by EnergySource in an estimated amount of $0.8 million. As a result of this agreement, we charged off $9.8 million of the receivable against the allowance, resulting in a remaining allowance of $1.2 million. During the year ended December 31, 2015, we collected the $0.8 million balance, as a final recovery from the EnergySource loan and therefore, we charged off the remaining loan balance of $1.2 million against the allowance of $1.2 million. There was no effect on the statement of operations for this loan during the years ended December 31, 2015 and 2014. Certain of our executive officers and directors owned an indirect minority interest in EnergySource following the distribution of the Predecessor’s ownership interest prior to our IPO. In June 2016, the indirect minority interest in EnergySource was sold and none of our executive officers and directors owned any remaining interest in EnergySource following the sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 7, 2017 regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our NEOs, (iii) our directors and (iv) all of our directors and NEOs as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Shares of Common Stock Beneficially Owned
Name(1)	Number	Percent(2)
Named Executive Officers and Directors:
Jeffrey W. Eckel	1,213,097	2.3%
J. Brendan Herron(3)	349,778	*
Nathaniel J. Rose(4)	279,529	*
Steven L. Chuslo(5)	259,571	*
Daniel K. McMahon	239,690	*
M. Rhem Wooten Jr.(6)	300,246	*
Rebecca A. Blalock(7)	3,426	*
Teresa M. Brenner	6,959	*
Mark J. Cirilli(8)	60,843	*
Charles M. O’Neil	21,244	*
Richard J. Osborne	28,744	*
Steven G. Osgood	19,880	*
All directors and executive officers as a group (12 persons)	2,783,007	5.4%
5% or Greater Beneficial Owners:
Wellington Management Group LLP(9)	5,074,624	9.8%
T. Rowe Price Associates, Inc.(10)	4,577,374	8.8%
Blackrock, Inc.(11)	4,022,719	7.8%

*	Represents beneficial ownership of less than 1%.
(1)	The address for each of the directors and officers named above is 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.
(2)	Based on a total of 52,030,324 shares of our Common Stock and OP units outstanding as of April 7, 2017, which is comprised of 50,194,089 shares of Common Stock, 1,551,243 unvested shares of restricted Common Stock and 284,992 shares of Common Stock issuable upon redemption of OP units, which are or will be redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of our Common Stock. In addition, share amounts for all persons assume that all OP units held by the person are exchanged for shares of our Common Stock and that all unvested restricted stock vest. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our Common Stock. Does not include 253,200 restricted stock units that have been awarded but are not yet convertible within 60 days of above date into shares of Common Stock.
(3)	This amount includes 213,840 shares of Common Stock (including unvested restricted common stock) and 135,938 OP units and includes 6,920 shares held by the individual’s spouse and minor children.
(4)	This amount includes 10,000 shares held by the individual’s spouse.
(5)	This amount includes 4,700 shares held by the individual’s significant other.
(6)	This amount includes 29,345 shares held by the individual’s spouse.
(7)	Rebecca Blalock became a member of our board of directors in March 2017.
(8)	Consists of 58,991 shares of Common Stock (including unvested restricted common stock) and 1,852 OP units.

(9)	Based on information provided in a Schedule 13G/A filed on February 9, 2017, Wellington Management Group LLP reported shared voting power with respect to 3,021,576 shares of Common Stock beneficially owned by it and shared dispositive power with respect to 5,074,624 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(10)	Based on information provided in a Schedule 13G filed on February 7, 2017, T. Rowe Price Associates, Inc. reported sole voting power with respect to 1,075,654 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 4,577,374 shares of Common Stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. T. Rowe Price Associates, Inc.’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(11)	Based on information provided in a Schedule 13G/A filed on January 24, 2017, BlackRock, Inc. reported sole voting power with respect to 3,913,681 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 4,022,719 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2018 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 11, 2017, but in no event earlier than November 10, 2017, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2018 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2018 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 11, 2017, but in no event earlier than November 10, 2017.

Any such nomination or proposal should be sent to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401, and, to the extent applicable, must include the information and other materials required by our Bylaws.

Our board of directors know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail but may also be made by our directors, executive officers and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., 1906 TOWNE CENTRE BLVD, SUITE 370, ANNAPOLIS, MARYLAND 21401.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President and Chief Executive Officer

Annapolis, Maryland

April 10, 2017

ANNUAL MEETING OF STOCKHOLDERS OF

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

June 1, 2017

9:30 a.m. ET

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e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy

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IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card are available at:

http://www.astproxyportal.com/ast/18257

Please sign, date and mail

your vote authorization

form in the envelope

provided as soon as

possible.

i Please detach along perforated line and mail in the envelope provided. i

⬛

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES

LISTED BELOW AND “FOR” PROPOSAL NUMBERS 2 AND 3 AND “ONE” YEAR FOR PROPOSAL 4. PLEASE SIGN,

DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.	The election as directors of all of the Nominees or the individual nominees listed below:	FOR	AGAINST	ABSTAIN
	ALL NOMINEES	☐	☐	☐

	Jeffrey W. Eckel	☐	☐	☐

	Rebecca A. Blalock	☐	☐	☐

	Teresa M. Brenner	☐	☐	☐

	Mark J. Cirilli	☐	☐	☐

	Charles M. O’Neil	☐	☐	☐

	Richard J. Osborne	☐	☐	☐

	Steven G. Osgood	☐	☐	☐

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

3.	The approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.	☐	☐	☐
4.	The frequency in years with which stockholders are provided an advisory vote on executive compensation, pursuant to the compensation disclosure rules of the SEC.	ONE ☐	TWO ☐	THREE ☐	ABSTAIN ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders and a Proxy Statement for the Annual Meeting of Stockholders, the terms of which are incorporated herein by reference, and the 2016 Annual Report to Stockholders.

If this Proxy is properly executed, the votes entitled to be cast by the undersigned will be cast as directed or, if no direction is given, will be cast “FOR” the election of all of the nominees listed above, “FOR” item 2 to 3 and “ONE” year for item 4 and in the discretion of the Proxy holders on any other business that may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the Annual Meeting	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.                                 ¢

⬛	⬛

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd., Ste. 370

Annapolis, MD 21401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (“the Company”), hereby appoints Steven L. Chuslo and Jeffrey W. Eckel, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at the Westin Annapolis Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on June 1, 2017, at 9:30 a.m. eastern time, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR” PROPOSAL NUMBERS 2 AND 3 AND “ONE” YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side)